Exhibit (d)(771)

FORM OF SUPPLEMENTAL INDENTURE
between
PROSPECT CAPITAL CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
Dated as of the date set forth on Exhibit B hereto.

SUPPLEMENTAL INDENTURE
THIS SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), which shall be deemed the enumerated supplemental indenture as stated in Exhibit B hereto, is between Prospect Capital Corporation, a Maryland corporation (the "Company"), and U.S. Bank National Association, as trustee (the "Trustee"). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).
RECITALS OF THE COMPANY
The Company and the Trustee executed and delivered an Indenture, dated as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance, dated as of March 12, 2012, by and between the Company, the Trustee, and American Stock Transfer & Trust Company, LLC (the "Base Indenture" and, as supplemented by one or more supplemental indentures, including this Supplemental Indenture, the "Indenture"), to provide for the issuance by the Company from time to time of the Company's unsecured debentures, notes or other evidences of indebtedness (the "Securities"), to be issued in one or more series as provided in the Indenture.
The Company desires to issue and sell the aggregate principal amount as listed in Exhibit B hereto of the Company's senior notes as described in Exhibit B attached hereto (the "Notes").
Sections 9.01(5) and 9.01(7) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 3.01 of the Base Indenture.
The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture ("Future Supplemental Indenture")).
The Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I
TERMS OF THE NOTES
Section 1.01    Terms of the Notes. The following terms relating to the Notes are hereby established:
(a)    The Notes shall constitute a series of Securities having the title as stated in Exhibit B hereto and shall be designated as Senior Securities under the Indenture. The Notes shall bear a CUSIP number and an ISIN number as stated in Exhibit B hereto.
(b)    The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture) shall be as stated in Exhibit B attached hereto. Under a Board Resolution, Officers' Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case "Additional Notes") having the same ranking and the same interest rate, maturity and other terms as the Notes. Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.
(c)    The entire outstanding principal of the Notes shall be payable on the maturity date as identified on Exhibit B attached hereto.
(d)    The Notes of shall bear interest at rates that are determined by reference to an interest rate formula based on the base rate as identified as the "Base Rate" on Exhibit B attached hereto. The initial base rate shall be the applicable base rate in effect from and including the original issue date to but excluding the initial interest reset date. The initial base rate and the initial interest reset date are identified as the "Initial Base Rate" and "Initial Interest Reset Date," respectively, on Exhibit B attached hereto.
Calculations relating to interest payable on the Notes and the actual rate thereof from time to time shall be made by a calculation agent appointed by the Company. Absent manifest error, all determinations of the calculation agent shall be final and binding on the Holder and the Company, without any liability on the part of the calculation agent.
In some cases, the base rate for the Notes may be adjusted:

•
by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01% (such spread, if applicable, is identified as the "Spread" on Exhibit B attached hereto; or

•	by multiplying the base rate by a specified percentage, called the spread multiplier (such spread multiplier, if applicable, is identified as the "Minimum Rate" on Exhibit B attached hereto).

If the spread or spread multiplier may increase or decrease during the term of the Notes, such increase or decrease shall be set forth under "Spread" or "Spread Multiplier," as applicable, on Exhibit B attached hereto.
The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

•
a maximum rate-i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed (such maximum rate, if applicable, is identified as the "Maximum Rate" on Exhibit B attached hereto); and/or

•
a minimum rate-i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below (such minimum rate, if applicable, is identified as the "Minimum Rate" on Exhibit B attached hereto).

Whether or not a maximum rate applies, the interest rate on the Notes shall in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application.
The interest rate shall reset from time to time (each, an "interest reset period"). The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date; such dates are identified as the "Interest Reset Dates" on Exhibit B attached hereto. Unless otherwise specified under "Interest Reset Dates" on Exhibit B attached hereto, the interest reset dates shall be as follows:

•	for Notes that reset daily, each London business day (as defined below);

•	for Notes that reset weekly, the Wednesday of each week

•	for Notes that reset monthly, the third Wednesday of each month;

•	for Notes that reset quarterly, the third Wednesday of each of four months of each year as specified under "Interest Reset Dates" on Exhibit B attached hereto

•	for Notes that reset semi-annually, the third Wednesday of each of two months of each year as specified under "Interest Reset Dates" on Exhibit B attached hereto; and

•	for Notes that reset annually, the third Wednesday of one month of each year as specified under "Interest Reset Dates" on Exhibit B attached hereto.
The interest rate in effect on any particular day shall be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. Any adjustment to the interest reset dates shall be specified under "Interest Reset Date" on Exhibit B attached hereto.
The base rate in effect from and including the original issue date to but excluding the first interest reset date shall be the initial base rate. For Notes that reset daily or weekly, the base rate in effect for each day following the fifth business day before an interest payment date to, but excluding, the interest payment date, and for each day following the fifth business day before the maturity to, but excluding, the maturity, shall be the base rate in effect on that fifth business day.
The interest rate that takes effect on an interest reset date shall be determined by the calculation agent for the base rates by reference to a particular date called an interest determination date. The interest determination date relating to a particular interest reset date shall be the second "London business day" (as defined below) preceding the interest reset date. The initial interest determination date is identified as "Interest Determination Date" on Exhibit B attached hereto.
The interest rate that takes effect on a particular interest reset date shall be determined by reference to the corresponding interest determination date or interest reset date, as applicable. The calculation agent may set the rate on a day no later than the corresponding interest calculation date. Unless otherwise specified in Exhibit B attached hereto, the interest calculation date for rates to which a calculation date applies will be the business day immediately preceding the date on which interest will next be paid (on an interest payment date or the maturity, as the case may be). The calculation agent need not wait until the relevant interest calculation date to determine the interest rate if the rate information it needs to make the determination is available from the relevant sources sooner.
Interest payable on the Notes for any particular interest period will be calculated as described below using an interest factor, expressed as a decimal, applicable to each day during the applicable interest period, unless otherwise specified on Exhibit B attached hereto.
The calculation agent shall determine, on the corresponding interest calculation date or interest determination date, as described below, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period-i.e., the period from and including the original issue date, or the last date to which interest has accrued (which may be the interest payment date or any interest reset date in accordance with the business day convention), to but excluding the next date to which interest will accrue (which may be the interest payment date or any interest reset date in accordance with the business day convention). For each interest period, the calculation agent shall calculate the amount of accrued interest by multiplying the face amount of the Note by an accrued interest factor for the interest period. Such accrued interest rate factor is determined by multiplying the applicable interest rate for the period by the day count fraction. The day count fraction shall be determined in accordance with the 30/360 (ISDA) day count convention, where the number of days in the interest period in respect of which payment is being made is divided by 360, calculated on a formula basis as follows:

Day Count Fraction =	[360×(Y2-Y1)]+[30×(M2-M1)]+(D2-D1)
360
where:
"Y1" is the year, expressed as a number, in which the first day of the interest period falls;
"Y2" is the year, expressed as a number, in which the day immediately following the last day included in the interest period falls;

"M1" is the calendar month, expressed as a number, in which the first day of the interest period falls;
"M2" is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest period falls;
"D1" is the first calendar day, expressed as a number, of the interest period, unless such number would be 31, in which case D1 will be 30; and
"D2" is the calendar day, expressed as a number, immediately following the last day included in the interest period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.
Upon the request of any Holder, the calculation agent shall provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date with respect to the Note.
All percentages resulting from any calculation relating to the Note shall be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point, e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655). All amounts used in or resulting from any calculation relating to the Note will be rounded upward or downward to the nearest cent.
If Exhibit B refers to a rate as set forth on a display page, other published source, information vendor or other vendor officially designated by the sponsor of that rate, if there is a successor source for the display page, other published source, information vendor or other official vendor, that successor source as applicable shall be determined by the calculation agent. When Exhibit B refers to a particular heading or headings on any of those sources, those references include any successor or replacement heading or headings as determined by the calculation agent.
If the applicable rate is based on information obtained from a Reuters screen, that rate shall be subject to the corrections, if any, published on that Reuters screen within one hour of the time that rate was first displayed on such source.
LIBOR, with respect to the Base Rate and any interest reset date, will be the London interbank offered rate for deposits in U.S. dollars for the index maturity specified under "Index Maturity" on Exhibit B attached hereto, appearing on the Reuters screen LIBOR page as of approximately 11:00 A.M., London time, on the relevant interest determination date.
•If the rate described above does not so appear on the Reuters screen LIBOR page, then LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the calculation agent at approximately 11:00 A.M., London time, on the relevant interest determination date, to prime banks in the London interbank market for a period of the specified index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal London office of each of these major banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant interest reset date will be the arithmetic mean of the quotations.
•If fewer than two of the requested quotations described above are provided, LIBOR for the relevant interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the calculation agent, at approximately 11:00 A.M., New York City time (or the time in the relevant principal financial center), on the relevant interest reset date, for loans in U.S. dollars (or the index currency) to leading European banks for a period of the specified index maturity, beginning on the relevant interest reset date, and in a representative amount.
•If no quotation is provided as described in the preceding paragraph, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for that interest reset date in its sole discretion.
•Notwithstanding the forgoing, if we, in our sole discretion, determine that LIBOR has been permanently discontinued and we have notified the calculation agent of such determination, the calculation agent will use, as a substitute for LIBOR (the “Alternative Rate”) for each interest determination date thereafter, the reference rate selected as an alternative to LIBOR by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice regarding the selection and use of a substitute for LIBOR. As part of such substitution, the calculation agent will, after consultation with us, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for the floating rate notes. If the calculation agent determines, following consultation with us, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (a) the calculation agent shall have the right to resign as calculation agent in respect of the floating rate notes and (b) we will appoint, in our sole discretion, a new calculation agent to replace the calculation agent, solely in its role as calculation agent in respect of the floating rate notes, to determine the alternative rate and make any adjustments thereto, and the determinations of such calculation agent will be binding on us, the trustee and the holder of the floating rate notes. If, however, the calculation agent or any subsequent calculation agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the interest determination date when LIBOR was last available on the Reuters screen LIBOR page, as determined by the calculation agent or any subsequent calculation agent.
•For the purpose of this section, the term "index maturity" (as discussed above) is defined as the interest rate period of LIBOR, or any Alternative Rate, as applicable, on which the interest rate formula is based, as is specified in Exhibit B attached hereto. In all cases, if the stated maturity or any earlier redemption date or repayment date with respect to the Note falls on a day that is not a business day, any payment of principal, premium, if any, and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such stated maturity, redemption date or repayment date, as the case may be.

The term "London business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is also a day on which dealings in the applicable index currency are transacted in the London interbank market.
The business day convention that shall apply to the Notes is the "following business day convention." The "following business day convention" means, for any interest payment date or interest reset date, other than the maturity, if such date would otherwise fall on a day that is not a business day, then such date will be postponed to the next day that is a business day.
The date from which interest shall accrue on the Notes shall be the date specified in Exhibit B attached hereto, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be as identified in Exhibit B attached hereto of each year, commencing on the date as identified as the 1st Coupon Date in Exhibit B hereto (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including the date as identified as the 1st Coupon Date in Exhibit B hereto (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the record dates as identified in Exhibit B hereto (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. The initial interest payment on the Notes on the date as identified as the 1st Coupon Date in Exhibit B hereto, or the initial Interest Payment Date, shall be equal to amount identified as the 1st Coupon Amount in Exhibit B hereto.
Payment of principal of (and premium, if any) and any such interest on the Notes will be made at the Corporate Trust Office of the Trustee in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on the Notes will be computed on the 30/360 (ISDA) day count convention as described above.
(e)    The Notes shall be initially issuable in global form (each such Note, a "Global Note"). The Global Notes and the Trustee's certificate of authentication thereon shall be substantially in the form of Exhibit A hereto. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Indenture.

(f)    The depositary for such Global Notes (the "Depositary") shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.
(g)    The Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Sections 10.06 and 10.08 of the Indenture.
(h)    The Notes shall be redeemable pursuant to Section 11.01 of the Base Indenture and as follows:
(i)    The Notes will be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after the date identified as the Optional Redemption Date in Exhibit B hereto, at a redemption price of $1,000 per Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.
(ii)    Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder's address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.
(iii)    Any exercise of the Company's option to redeem the Notes will be done in compliance with the Investment Company Act.
(iv)    If the Company elects to redeem only a portion of the Notes, the Trustee will determine the method for selecting the particular Notes to be redeemed, in accordance with the Investment Company Act.
(v)    Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption hereunder.
(vi)    The "Survivor's Option" is defined in Section 2.01 and, if applicable to the Notes, is a provision in a Note pursuant to which the Company agrees to repay that Note, if requested by the authorized representative of the beneficial owner of that Note, following the death of the beneficial owner of the Note, so long as the Note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The Survivor's Option, if applicable, will be so specified under "Survivor's Option" on Exhibit B attached hereto.
Upon the valid exercise of any Survivor's Option and the proper tender of that Note for repayment, the Company will, at its option, repay or repurchase that Note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that Note plus unpaid interest accrued to the date of repayment.
To be valid, any Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.
The death of a person holding a beneficial ownership interest in a Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder's spouse, will be deemed the death of a beneficial owner of that Note, and the entire principal amount of the Note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a Note as tenant in common with a person other than such deceased holder's spouse will be deemed the death of a beneficial owner only with respect to such deceased person's interest in the Note.
The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a Note will be deemed the death of the beneficial owner of that Note for purposes of any Survivor's Option, regardless of whether that beneficial owner was the registered holder of that Note, if entitlement to those interests can be established to the satisfaction of the Trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable Note during his or her lifetime.
The Company has the discretionary right to limit the aggregate principal amount of Notes as to which exercises of any Survivor's Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. The Company also has the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of Notes as to which exercises of any Survivor's Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of Notes in such calendar year. In addition, the Company will not permit the exercise of any Survivor's Option except in principal amounts of $1,000 and multiples of $1,000.
An otherwise valid election to exercise any Survivor's Option may not be withdrawn. Each election to exercise any Survivor's Option will be accepted in the order that elections are received by the Trustee, except for any Note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of any Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a Note tendered through a valid exercise of any Survivor's Option is September 1, 2011, and interest on that Note is paid monthly, the Company would normally, at its option, repay that Note on the interest payment date occurring on October 15, 2011, because the September 15, 2011 interest payment date would occur less than 20 days from the date of acceptance. Each tendered Note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered. If a Note tendered through a valid exercise of any Survivor's Option is not accepted, the Trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the Note register, that states the reason that Note has not been accepted for repayment.
With respect to Notes represented by a Global Note, DTC or its nominee is treated as the holder of the Notes and will be the only entity that can exercise any Survivor's Option for such Notes. To obtain repayment pursuant to exercise of any Survivor's Option for a Note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the Note is held by the deceased beneficial owner:
• a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of such Survivor's Option;
• appropriate evidence satisfactory to the Trustee (a) that the deceased was the beneficial owner of the Note at the time of death and his or her interest in the Note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;
• if the interest in the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from the nominee attesting to the deceased's beneficial ownership of such Note;
• written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;
• if applicable, a properly executed assignment or endorsement;
• tax waivers and any other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Note and the claimant's entitlement to payment; and
• any additional information the Trustee reasonably requires to evidence satisfaction of any conditions to the exercise of any Survivor's Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Note.
In turn, the broker or other entity will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the broker or other entity stating that it represents the deceased beneficial owner.
The death of a person owning a Note in joint tenancy or tenancy by the entirety with another or others shall be deemed the death of the holder of the Note, and the entire principal amount of the Note so held shall be subject to repayment, together with interest accrued thereon to the repayment date. The death of a person owning a Note by tenancy in common shall be deemed the death of a holder of a Note only with respect to the deceased holder's interest in the Note so held by tenancy in common; except that in the event a Note is held by husband and wife as tenants in common, the death of either shall be deemed the death of the holder of the Note, and the entire principal amount of the Note so held shall be subject to repayment. The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note, shall be deemed the death of the holder thereof for purposes of this provision, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the Trustee and us. Such beneficial interest shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the Note during his or her lifetime.
The Company retains the right to limit the aggregate principal amount of Notes as to which exercises of any Survivor's Option applicable to the Notes will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of any Survivor's Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties.
(i)    The Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.
(j)    The Notes shall be issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
(k)    Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity.
ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 1.01    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding the following defined terms to Section 1.01 in appropriate alphabetical sequence, as follows:
"'Exchange Act' means the Securities Exchange Act of 1934, as amended, and any statute successor thereto."
"'GAAP' means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company
Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time."

"'Investment Company Act' means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto."
"Survivor's Option" means, where applicable, the right of a holder of a Note to require the Company to repay such Note prior to its Stated Maturity upon the death of the owner of such Note, subject to the provisions hereof relating to the option.
ARTICLE III

REMEDIES
Section 1.01    Intentionally left blank.
ARTICLE IV

COVENANTS
Section 1.01    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Section 10.08 thereto, as set forth below:
"Section 10.08 Section 18(a)(1)(A) of the Investment Company Act.
The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate, whether or not it is subject to, Section 18(a)(1)(A) as modified by Section 61(a)(1) of the Investment Company Act or any successor provisions thereto of the Investment Company Act."
ARTICLE V

MISCELLANEOUS
Section 1.01    This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws that would cause the application of laws of another jurisdiction. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
Section 2.01    In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 3.01    This Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.
Section 4.01    The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Supplemental Indenture.
Section 5.01    The provisions of this Supplemental Indenture shall become effective as of the date hereof.
Section 6.01    Notwithstanding anything else to the contrary herein, the terms and provisions of this Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.
Section 7.01    The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
PROSPECT CAPITAL CORPORATION
By:
Name:
Title:
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

EXHIBIT A

EXHIBIT B